UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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THE GEO GROUP, INC.
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(Name of person(s) filing proxy statement, if other than the registrant)

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4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

May 13, 2020

Dear Shareholders:

The GEO Group, Inc. (the “Company” or “GEO”) is holding its 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) on May 19, 2020 at 10:00 A.M. (EDT). By now, you should have received our Notice regarding the 2020 Annual Meeting and the availability of our proxy materials. You can view our Proxy Statement dated April 9, 2020 and our Annual Report for the year ended December 31, 2019 (collectively, the “Proxy Materials”) at www.proxyvote.com.

We are writing you to ask for your support at the 2020 Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”). Particularly, we are requesting your support by voting “AGAINST” Proposal 4, a shareholder proposal requesting an annual lobbying report, if properly presented before the meeting. We urge you to do so for the following reasons:

•

As a result of our shareholder outreach and engagement process, shareholders have expressed to us the importance of ensuring that there is formalized Board oversight of the Company’s engagement in lobbying activities and political contributions. As discussed in our proxy statement, prior to finalizing and publishing our annual Political Activity and Lobbying Report, our Board reviews the annual report. Additionally, our Board currently receives a quarterly presentation by our Senior Vice President of Client Relations and other members of management regarding the Company’s lobbying activities and political contributions in order to ensure proper oversight of the Company’s lobbying activities, political contributions and our Political Contributions Policy. In addition to receiving these presentations, the Board discusses at these quarterly meetings the scope of lobbying activities and political contributions and the assessment of the potential risks and rewards of participating in lobbying activities and political contributions.

•

In response to the shareholder feedback we have received and in order to further maintain and foster the highest level of ethics and compliance with respect to our lobbying activities and political contributions, we will be enhancing our Political Contributions Policy, giving specific responsibility to the Board’s Nominating and Corporate Governance Committee, composed entirely of independent directors, to review annually the Political Contributions Policy and to review annually the Company’s lobbying activities and political contributions, including: payments by GEO for direct or indirect lobbying or for grassroots lobbying communications (we note that GEO does not currently engage in grassroots lobbying), GEO’s membership in and payments to any tax-exempt organization that writes and endorses model legislation, and political contributions by GEO and the non-partisan political action committee that GEO sponsors (the “GEO PAC”). Additionally, we will furnish a copy of our Political Contributions Policy, as may be updated from time to time, on our website.

•

Prior to receiving the shareholder proposal, we had already published our Political Activity and Lobbying Report for 2018 and we are committed to continuing to publish an annual Political Activity and Lobbying Report. Our annual report explains the approval process for lobbying expenditures and political contributions. Our annual report discloses the total annual dollar amount paid to consultant government relations professionals for direct lobbying and discloses any trade and membership associations to which we pay dues, fees or contributions of more than $25,000 annually. Our annual report also discloses the total annual dollar amounts paid in political contributions divided by source of funds (i.e., GEO Corporate and GEO PAC) and by recipient category (i.e., federal candidates, parties and committees; and state/local candidates, parties and committees).

•

Additional or more frequent disclosure of our government relations activities would reveal to competitors and opponents valuable information regarding the Company’s operations, development and business strategy. This could prevent or greatly hinder the Company’s development, operating goals and strategy and, consequently, be detrimental to shareholders.

•

We welcome the opportunity to have meaningful engagement with all of our stakeholders and shareholders regarding our existing Political Contributions Policy and our Political Activity and Lobbying Report.

THIS LETTER CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE

READ IN CONJUNCTION WITH THE PROXY STATEMENT DATED APRIL 9, 2020 AND

THE SUPPLEMENTAL MATERIALS DATED MAY 6, 2020.

Your vote is important to us and our Board believes voting against Proposal 4 is in the best interest of our shareholders. We appreciate and thank you for your continued support of The GEO Group, Inc.

Sincerely,

George C. Zoley

Chairman of the Board

Chief Executive Officer and Founder

The GEO Group, Inc.